UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 30, 2009
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-129847	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors

Mr.  Richard Swanson joined the Company’s board of director effective December 30, 2009.

Mr. Swanson has been a principal of The Swanson Group, a consumer products sales and marketing firm since 1998. Mr. Swanson serves as as member of the National Association of Chain Drug Stores (NACDS) Retail Advisory Board  and  its steering committee. Mr. Swanson has been a senior executive within the consumer products industry for 31 years and held positions with Procter & Gamble and Confab Corporation prior to forming his own firm in 1998. Mr. Swanson is a graduate of the University of Illinois.

There is a broker’s agreement in place between The Swanson Group and the Company, whereby The Swanson Group represents the Company in front of certain retailers. During 2009 the Company accrued approximately $80,000 in commissions due to The Swanson Group.

Mr. Swanson was elected by the Company’s board of directors following nomination by Mr. William Milmoe pursuant to  rights granted to CDS Ventures of South Florida, LLC, the Company’s principal shareholder, tp designate four of the seven members of our board of directors.  The other designees of CDS Ventures of South Florida, LLC on our board of directors are William Milmoe, Geary Cotton and Thomas Lynch,.

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: January 4, 2010	By:/s/Jan Norelid
Jan Norelid
Chief Financial Officer